Exhibit 10.12

January 11, 2012

Leonard R. Stein

c/o Splunk, Inc.

250 Brannan Street, 2nd Floor

San Francisco, CA 94107

Re: Revised Employment Letter with Change in Control Protection

Dear Lenny:

This letter agreement (the “Agreement”) is entered into between Splunk, Inc. (“Company” or “we”) and Leonard R. Stein (“Employee” or “you”).  This Agreement is effective as of January 11, 2012 (“Effective Date”).  The purpose of this letter is to confirm the current terms and conditions of your employment and to specify your treatment upon certain terminations of employment.

1.                                       Your Position; Annual Salary; and Variable Compensation.  Your role is Senior Vice President, General Counsel, and you will continue to report to Godfrey Sullivan, President and CEO.  Your base salary as of the Effective Date will be $225,000 per year and you will be paid semi-monthly at a rate of $9,375, less applicable withholdings.  Effective February 1, 2012, your base salary will be $250,000 per year and you will be paid semi-monthly at a rate of $10,416.66, less applicable withholdings.  In addition, you will be eligible to earn an annual bonus of 40% of your base salary at target (which will increase to 50% of your base salary at target as of February 1, 2012), based on achieving a combination of individual goals and Company financial goal(s).  As of the Effective Date, your annual on target earnings, based on your current annual salary and variable compensation will be $315,000, less applicable withholdings.  As of February 1, 2012, your annual on target earnings, based on your annual salary and variable compensation as of February 1, 2012, will be $375,000, less applicable withholdings.  Currently, a pro-rated bonus payment is made approximately 45 days after the end of each fiscal quarter and actual achievement against the plan is calculated at year end and any remaining bonus earned is paid 45 days after the completion of the fiscal year

2.                                       Benefits.  You will continue to be eligible to participate in regular healthcare, retirement and other employee benefit plans established for our employees.  The Company covers 75% of benefit expenses on your behalf.  You pay the remaining 25% through a payroll deduction.  You will be eligible for healthcare benefits the first day of the month following your start date including retirement benefits.  You will also be entitled to 15 days of Personal Time-Off (PTO) per year of employment accrued on a monthly basis.  The Company will continue to reimburse you for your: (i) annual California and Washington, D.C. bar dues, (ii) ABA, American Corporate Counsel, and Bay Area General Counsel Group membership fees, and (iii) reasonable expenses incurred to meet your continuing education requirements.

3.                                       Confidentiality.  As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, your acceptance of this letter confirms that the terms of the Company’s “Employee Invention Assignment and Confidentiality Agreement” that you signed on April 4, 2011, continue to be in effect and that during the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

4.                                       At-Will Employment.  You acknowledge and agree that you continue to be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause.  Your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

5.                                       Severance.

(a)                                  Separation in Event of Termination Within the 3-Month Period Before or 12-Month Period Following Change in Control.  In the event of your involuntary separation from service from the Company without Cause or for Good Reason, in each case within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control within three (3) months of its signing or within twelve (12) months following a Change in Control (“Change in Control Period”), and provided that you deliver to the Company a signed release of claims in favor of the Company (“Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, then, in addition to any accrued compensation, you shall be entitled to the benefits as set forth below:

(i)                       Lump sum payment equal to twelve (12) months of your then-current base salary, plus a pro-rated portion of your annual target bonus for the year of termination;

(ii)                    Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the twelve (12) months following your separation from service.  If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums than no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $24,000; and

(iii)                 Acceleration of vesting as to all then-unvested shares subject to all equity awards which have been granted to you.  You shall have six (6) months following your separation from service from the Company in which to exercise all options that have been granted to you.

(b)                                 Severance in Event of Termination Without Cause.  In the event of your involuntary separation from service with the Company without Cause not during the Change in Control Period, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, then, in addition to any accrued compensation, you shall be entitled to benefits as set forth below:

(i)                       Lump sum payment equal to six (6) months of your then-current base salary, plus a pro-rated portion of your annual target bonus for the year of termination;

(ii)                    Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the six (6) months following your separation from service.  If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums than no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $12,000; and

(iii)                 Acceleration of vesting as to an additional six (6) months of shares subject to all equity awards which have been granted to you.  You shall have six (6) months following your separation from service from the Company in which to exercise all vested options that have been granted to you.

6.                                       Section 409A Matters.

(a)                                  For purposes of this Agreement, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder.

(b)                                 To the extent any payments to which Employee becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Employee’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following Employee’s separation from service, or if later, such time as required by Section 6(c).  Except as required by 6(c), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments will be made as provided herein.

(c)                                  If Employee is deemed at the time of such separation from service to be a “specified” employee under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum.

(d)                                 To the extent any payments to which Employee becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Employee’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, the Employee and the Company may make changes to this Agreement to avoid adverse tax consequences under Section 409A.  Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

7.                                       Definitions.

(a)                                  Cause.  For purposes of this Agreement, “Cause” means (i) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (ii) Employee engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties, (iii) Employee’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) Employee engaging in any other misconduct that has had or will have an adverse effect on the Company’s reputation or business; or (v) Employee’s breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

(b)                                 Change in Control.  For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then-outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

(c)                                  Good Reason.  For purposes of this Agreement, “Good Reason” means any of the following taken without the Employee’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from the Employee specifying the specific basis for Employee’s belief that Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within thirty (30) days following expiration of such cure period: (i) a material change, adverse to Employee, in Employee’s position, titles, offices or duties; (ii) an assignment of any significant duties to Employee that are inconsistent with Employee’s positions or offices held under this Agreement; (iii) a decrease in Employee’s then-current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executives); or (iv) the relocation of the Employee to a facility or a location more than thirty (30) miles from Employee’s then-current residence.

8.                                       Arbitration.

(a)                                  Arbitration.  In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law, and shall be brought in your individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding.  The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act.  Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  Notwithstanding the foregoing, you understand that nothing in this Agreement constitutes a waiver of your rights under section 7 of the National Labor Relations Act.  You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

(b)                                 Procedure.  You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources.  You agree that the arbitrator shall issue a written decision on the merits.  You also agree that the arbitrator shall have the power to award any remedies available under applicable law.  You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof.  You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law.  You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS rules conflict with California law, California law shall take precedence.  You agree that any arbitration hearing under this Agreement shall be conducted in San Francisco County, California.

(c)                                  Remedy.  Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company.  Accordingly, except as provided for by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d)                                 Administrative relief.  This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.

(e)                                  Voluntary nature of Agreement.  You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial.  Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

9.                                       Acceptance.  To accept the letter, please sign in the space indicated and fax it to Human Resources at (415) 738-5456.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

Please feel free to contact me if you have any questions at (415) 848-8601.

Best,

/s/ Godfrey R. Sullivan

Godfrey R. Sullivan

Chairman & CEO

Splunk, Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Leonard R. Stein	January 20, 2012
Leonard R. Stein	Date